THREE FORKS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

(Terrence R. Manning)

THIS AGREEMENT (the “Agreement”) is made as of the 10th day of June, 2014. The “Effective Date” shall be considered to be the date that Employee actually and physically begins his employment with the Corporation, expected to be on or before the 1st day of July, 2014.

BETWEEN:

THREE FORKS, INC.

with its registered office at

555 Eldorado Blvd., Suite 100

Bloomfield, CO 80021 USA

(hereinafter called the “Corporation”)

PARTY OF THE FIRST PART

AND:

TERRENCE R. MANNING

P.O. Box 6968

Kingwood, Texas 77325-6968 USA

(hereinafter called “Employee”)

PARTY OF THE SECOND PART

WHERE AS the Corporation is incorporated under the laws of the State of Colorado and carries on business as an oil and gas exploration and production company;

AND WHERE AS the Corporation wishes to employ the Employee as its President and Chief Operating Officer, and additionally as its Chief Executive Officer and President of its wholly owned subsidiary, TFI Operating Company, Inc., and the Employee has agreed to such employment as the President and Chief Operating Officer of the Corporation, and to employment as Chief Executive Officer and President of its wholly owned operating company, on the terms and subject to the conditions herein set forth;

AND WHERE AS the parties wish to formally record the terms of employment of the Employee and his responsibilities, remuneration and other benefits;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties here by covenant and agree with each other as follows:

1.0 EMPLOYMENT

1.01 The Corporation agrees to employ and to continue to employ the Employee and the Employee agrees to serve the Corporation in the capacity of President and Chief Operating Officer (“COO”), during the term of this Agreement.

1.02 Subject to all necessary regulatory approvals, the employment of the Employee under this Agreement shall commence on the Effective Date and continue until terminated as hereinafter provided.

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1.03 The Employee shall report to and be directly responsible to the Chief Executive Officer of the Corporation (the “CEO”). The Employee shall perform, observe and conform to such duties and instructions as are from time to time reasonably assigned or communicated to him by the CEO and which are equitable and consistent with the employment terms and conditions stipulated in this Agreement. Further, the performance, actions and conduct of Employee shall be aligned with the position of the Employee as President and COO of the Corporation, and in such a position, Employee shall be responsible for providing such reports (written and/or oral) to the CEO and/or the Board of Directors as may be necessary to fully and properly inform such Corporation officers of the matters of business of the Corporation for which the Employee is responsible as well as such additional reports as the CEO may from time to time reasonably request.

1.04 The Employee understands that it is the Corporation’s intention to take the Corporation public, and it is the Employee’s and the Corporation’s intention that the Employee will assume the position of President and COO of any new business entity created as a result of the public offering. Any new employment agreement that might result from this expected event shall contain terms and conditions materially an essentially the same as contained in this Agreement, with the new business entity.

1.05 Corrupt Practices. Employee agrees and covenants that he has not, and will not make, in the performance of his Agreement, any payment, loan or gift or promise or offer of payment, loan or gift of any money or anything of value, directly or indirectly:

(i)	To or for the use or benefit of any official employee of any government or agency or instrumentality of any such government;

(ii)	to any political party or official or candidate thereof;

(iii)	to any other person if Corporation or Employee knows or has reason to know that any part of such payment, loan or gift will be directly or indirectly given or paid to any such governmental official or employee or political party or candidate or official thereof; or

(iv)	to any other person or any entity, the payment of which would violate the laws of the State of Colorado, the United States, or any country where the Corporation is seeking to or doing business.

Corporation will make its counsel available to Employee to advise on the laws of the respective states and countries relating to this subject.

Corporation also agrees and covenants that it will not require Employee to engage in, on behalf of Corporation, any of the aforementioned activities or practices.

2.0 COMPENSATION

2.01 Salary: The Corporation agrees to pay the Employee and the Employee agrees to accept as compensation for his services here under an amount in US Dollars of $ 8,487 (Eight thousand four hundred eighty-seven United States Dollars) payable on a monthly basis (the “Salary”) per the Corporation’s monthly pay schedule while this Agreement remains in force, exclusive of any other benefits referred to herein. It is also agreed that this Salary reflects an initial work commitment of the Employee is an average of 12 (twelve) days for each calendar month, with the 12 (twelve) days per month considered in this compensation being allocated by the Employee at the sole discretion of the Employee with the overriding determinant factor pertaining to a “day of work” being a reasonable standard for involved, timely and efficient execution of the Employee’s role and responsibilities during each calendar week. The Corporation acknowledges that the initial work commitment of the Employee is an average of 12 (twelve) days per month, which may be modified as mutually determined necessary and as mutually agreed to by the CEO and Employee.

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2.02 Adjustment of Salary: The amount of the Salary may be adjusted from time-to-time by the determination of the CEO and Board of Directors. Except as otherwise provided in this Article, the date for administration of any revision to the Salary shall be reassessed by the Board of Directors on an annual basis, but in any event, no later than the anniversary of the Effective Date. The extent and flexibility of the initial work commitment of the Employee, in Article 2.01, is indirect proportion to additional work commitments, the nature and extent of which have been identified for and communicated to the Corporation. Accordingly, if, within the first 120 (one-hundred and twenty) days, a material variation to the initial work commitment is identified by either the Employee or the CEO, the nature of which accounts for 20% less thru 1 or 20% more than the initial work commitment days, then at the election of either the Employee or CEO, are assessment of the Salary will be completed by the Board of Directors. Such reassessment shall be based on the Employee fulfilling and/or achieving goals and objectives (“Employee Performance”) set forth by mutual agreement between the Corporation and the Employee at the time of execution of the Agreement and other such Employee Perfomance determined to be reasonable by the CEO and/or the Board of Directors established during the work period being reassessed.

2.03 Initial Stock Options : Upon the Effective Date of this Agreement, the Employee will be awarded 1,200,000 (One million two hundred thousand) non-qualified stock options of Three Forks, Inc. (the ’‘Initial Stock Options”). The Initial Stock Options will have I) a $0.1O/share option strike price, 2) a 5-year term, 3) a cashless exercise option for Employee, 4) a three-year vesting period with 10% of the options vesting upon the signing of this Agreement with an additional 30% vesting on each of the first, second and third employment anniversary dates, and 5) a tag along sales option for the Employee for eligible shares should the CEO or other Board of Directors elect to sell stock prior to public c trading of the stock.

2.04 Performance Compensation Program: The Corporation agrees to establish an incentive share plan, coincident with the execution of the Agreement, for the benefit of the Terrence R. Manning whereby the Employee shall have the right to earn up to 500,000 common shares or stock options (the “Share Pool”) of the Corporation. The path way for the Employee earning common shares or stock options from this Share Pool shall be based upon the Employee being instrumental in achieving or exceeding certain reasonably measurable quantitative milestones, that shall be agreed upon to be mutually agreed upon by the Employee, CEO and Corporation’s Board of Directors within ninety (90) days following the execution of the Agreement. The first such earning opportunity relating to a dispensation from the Share Pool to the employee shall occur coincident with the Employee’s first year of employment with the Corporation. To provide further clarity, this Share Pool will be distributed in allocations tied to the production capacity from and the reserve assessment of oil and gas related assets of the Corporation. For example, when the Corporation’s net production first averages 1,000 BOEPD for one calendar quarter, the Employee will receive 100,000 shares, and so on for increasing production plateaus. The shares shall be distributed in addition to any company wide incentive compensation plan established to incentivize Corporation employees.

2.05 Benefits and Insurance Coverage: The Corporation is required to acquire and maintain Directors and Officers insurance normal to the business of the Corporation concurrent with the employment of Employee and to add Employee lo employee family group medical, vision and dental plans, employee life insurance, employee long-term disability insurance, employee 40IK plan, and other insurance and benefits programs that are added from time to time for the benefit of Employee (and other employees).

2.06 Additional Stock Options: The Employee shall be entitled to participate in any and all incentive programs, including, without limiting the generality of the foregoing, share option plans, share purchase plans, share and/or cash bonus plans and/or financial assistance plans, in accordance with and on terms and conditions determined by the applicable provisions of such plans as established by the Corporation from time to time or by the Board in its sole discretion. The Employee acknowledges that his participation in these plans or programs will be to such extent and in such amounts the Board in its sole discretion may decide from time to time.

2.07 Any amounts to which the Employee may be entitled under any such plan or program as described in Sections 2.03, 2.04 and 2.06 above shall not for the purposes of this Agreement, be treated as salary.

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2.08 The Employee agrees that the Corporation may substitute, reduce, modify, or if necessarily, eliminate the incentive programs described in 2.06 at anytime, after prior consultation with Employee. Any and all stock option shares or share awards as described in Section 2.06 which have not vested at the time of the incentive program change will vest immediately, and will become the property of the Employee. Additionally, all shares and options are subject to adjustment in the event of a capital restructure. All such plans or programs shall be governed by the policies of the various regulatory bodies which have jurisdiction over the affairs of the Corporation.

2.09 All transactions in the shares assigned and vested in the Employee are to be subject to the applicable stock exchange regulations and securities acts pertaining to insider trading.

2.10 In the event this Agreement is terminated by the Employee, all shares not vested in the Employee at the time of the termination, shall return to the Corporation. All shares already vested will remain the property of Employee. This paragraph does not apply to termination of the Agreement by the Corporation without Cause or in the event of a change of control, where upon all shares and options assigned to the Employee shall vest immediately at the time of termination of this Agreement.

2.11 Vacation: After 6 (six) months of employment, the Employee will be entitled to 20 (twenty) days of vacation, prorated for percentage of work week allocated to Corporation, in each calendar year, to be taken at such time or times as shall be convenient to the Employee and in the spirit of acting reasonably on behalf of the Corporation with such vacation election where the Employee will be isolated from communication with the Corporation for more than 2 (two) consecutive days, the Employee shall obtain approval from the CEO. This Article is not seen to limit the ability of the Employee to exercise vacation rather; it is intended for there to be an efficient handling of the business of the Corporation in the Employee’s absence. After the initial 6 (six) months, the hourly rate for computing Employee’s salary will be adjusted to account for vacation time. Holidays for each calendar year will be agreed upon annually.

2.12 Expenses: The Employee shall be reimbursed by the Corporation on a monthly basis for all out of pocket expenses actually, necessarily, reasonably and properly incurred by him in the discharge of his duties for the Corporation. Additionally, the Employee will be reimbursed on a monthly basis for his temporary living expense, air travel expenses and rental car expenses associated with his commuting to Broomfield, Colorado to fill the positions of President and Chief Operating Officer up to the estimated amount of $ 7875.83 per month. Additionally, the Employee will be paid each month for the balance between the $ 7875.83 estimate and the actual expenses incurred if less than these timated amount. The Employee agrees that all such reimbursements shall be due only after he has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Corporation and such other information as may reasonably be required and requested by the Corporation. The Corporation agrees to provide Employee with the necessary equipment for conducting business efficiently and effectively. In the case of air travel, any journey of four (4) hours total duration or less is to be taken in economy class and journeys greater than four (4) hours total duration may be taken in Business Class or equivalent.

2.13 Vehicle: The Corporation will not provide Employee with accompany vehicle, but agrees to reimburse Employee for all miles driven in personal vehicle for company business or when and where appropriate for rental vehicle expenses, also for company business.

2.14 Relocation Allowance: The Corporation agrees to a $ 50,000 (Fifty Thousand US dollars) allowance for relocation expenses (the “Relocation Allowance”) payable directly to the Employee upon the Employee relocating to an area within 30 miles of Broom field, Colorado, the headquarters of the Corporation (the “Relocation Area”). Additionally, at any time during the period during which the Employee has not established residence in the Relocation Area, the Employee is entitled to a monthly draw from the Relocation Allowance not to exceed $ 4,000, at the sole election of Employee for general and sundry purposes related to

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the assignment and relocation, including but not limited to temporary living expenses, rental vehicle reimbursement, air travel to and from current residence and other relocation expenses. The Relocation Allowance is offered to assist the Employee in establishing a residence in the Relocation Area. In the event that Employee elects to terminate his employment with the Corporation prior to his first year anniversary, Employee shall be required within 30 calendar days of such termination of employment to reimburse, to the Corporation, all or any of the funds which have been drawn against the Relocation Allowance.

3.0 TERM AND TERMINATION

3.01 Effective Date- This Agreement will take effect on the Effective Date and will continue in full force and effect until the earlier of:

(a)	Expiration of a three year period from the date of this Agreement; and

(b)	Date of termination as otherwise provided for here under and pursuant to this Section 3.

3.02 Termination By Corporation For Cause – Not withstanding any other provision of this Agreement, the Corporation may, at any time, give written notice to the Employee of its intention to terminate this Agreement if the Employee’s acts or omissions would constitute Cause as defined below and at such time this Agreement shall be terminated. Upon such termination, any remuneration payable here under shall be proportioned to the date of such termination and shall be paid on the date of such termination together with any other amounts then due and owing to the Employee including, without limitation, any bonuses(proportioned to the date of termination) and expenses. In addition, any stock options or other stock awards as described in Sections 2.03, 2.04, and 2.06 above then held by the Employee that have vested as of the date of the notice shall be governed, with respect to their term and exercisability, by the terms of this Agreement or the stock option plan of the Corporation and the stock option agreement under which such stock options were granted; provided that any stock options then held by the Employee that have not vested as of the date of the notice shall be deemed to have expired and cancelled.

“Cause”, for purposes of this Agreement shall arise, in respect to the Employee, because of the Employee’s (i) theft, embezzlement, fraud, misfeasance. malfeasance, obtaining funds or property under false pretenses, with respect to the property of the Corporation or its employees or the Corporation’s customers or suppliers; or (ii) guilty plea or any conviction of the Employee of any indictable offence or of a summary conviction offence under applicable criminal laws.

3.03 If the Employee should die during the period of his employment hereunder, termination of his employment shall be deemed to have been effected by the Corporation and the provisions of Section 3.02 shall apply and any payment to be made to the Employee pursuant to this Agreement shall be paid to the legal representatives of the Employee.

3.04 If Employee should become in capacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him here under on a full- time basis for a period of at least 90 consecutive days, termination of his employment shall be deemed to have been effected by the Corporation and the provisions of Section 3.02 shall apply and any payment to be made to the Employee pursuant to this Agreement shall be paid to the legal representatives of the Employee.

3.05 Any termination by the Corporation pursuant to Sections 3.02, 3.03 and 3.04 shall be communicated by written notice of termination to the Employee or to Employee’s legal representative, if necessary. For purposes of this Agreement, a “notice of termination” shall mean a notice which shall indicate

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the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment. For the purposes of this Agreement, no such purported termination shall be effective without such notice.

3.06 On the date of termination of the employment of the Employee pursuant to Section 3.02, 3.03 or 3.04 the Corporation’s obligation here under in respect of all compensation referred to herein shall terminate.

3.07 Termination by Either Party without Cause: Not withstanding any other provision of this agreement, the Employee or the Corporation may give 30day written notice of the intention to terminate this Agreement without cause and this Agreement shall be terminated 30days from such notice. In the event of a termination of this Agreement by the Corporation in accordance with this Section, all Employee Stock Options shall become immediately vested and fully released to the Employee on the date of termination of this Agreement and the severance payment as outlined in Section 4.0 I shall apply. In the event of a termination of this Agreement by the Employee in accordance with this Section, any Employee Stock Options not vested to the Employee, as at the date of delivery of notice of termination by the Employee to the Company, shall be cancelled.

4.0 CHANGE IN CONTROL

4.01 In a Change of Control (see definition below) event, the Corporation shall treat this Agreement as terminated by Corporation without cause in which event Corporation shall be obligated to provide the Employee with a severance payment in lieu of notice. Such severance payment shall be payable on the fifth day following the date on which Corporation notifies the Employee of his termination and shall consist of the following amounts:

(i)	The Employee’s full salary through to the date of termination specified in the notice of termination at the rate in effect at the time notice of termination was given, plus an amount equal to the amount, if any, of any awards previously made to the Employee which have not been paid; plus

(ii)	In lieu of further salary and benefits for periods subsequent to the date of termination, an amount which shall be equal to the salary and benefits which would otherwise have been payable to or paid on behalf of the Employee for the twelve(12) month period following the date of termination; plus

(iii)	Any remaining or outstanding stock grants, options or awards as described in Sections 2.03, 2.04 and 2.06 above shall fully vest, with a cashless option provision provided to the Employee for option exercising purposes.

Additionally, any common shares owned by the Employee and subject to vesting will be immediately released from escrow to the Employee.

Termination of this Agreement in accordance with this Section shall relieve the Corporation from any and all obligation, liability or claim by the Employee, exclusive of monies owing to the Employee pursuant to this Section.

For purposes of this Agreement, the term “Change in Control” shall mean(1) any merger, consolidation, or reorganization in which Corporation is not the surviving entity (or survives only as a subsidiary of an entity), (2) any sale, lease, exchange, or other transfer of (or agreement to sell, lease, exchange, or otherwise transfer) all or substantially all of the assets of Corporation to any other person or entity (in one transaction or a series of related transactions), (3) dissolution or liquidation of Corporation, (4) a new individual or company, or group of individuals or parties acting jointly or in concert coming to own of record or beneficially, or coming to control or exercise direction over, for the first time, 50% or more of the then issued and outstanding voting shares of the Corporation [reference Articles 4.02 and 4.03 pertaining to a takeover of the control of Corporation], (5) as a result of or in connection with a contested election of directors, the persons who were directors of Corporation before such election cease to constitute

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a majority of the Board of Directors, (6) a unilateral requirement that Employee permanently relocate to any place more than 25 miles away from the Relocation Area to perform required work duties, or (7) a material reduction in Employee’s duties, title, compensation or benefits in effect as of the date of the Change of Control, or position of responsibility as set for thin this Agreement; provided, however, that the term “Change in Control’” shall not include any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction involving solely the Corporation and one or more previously wholly owned subsidiaries of the Corporation.

4.02 Subject to all applicable regulations governing the Corporation’s common shares, if any “person”, or any person and any “associate” of such person, begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of Corporation (a “Take Over”), all common stock shares and incentive stock options to purchase common shares of the Corporation owned by the Employee shall vest immediately on the commencement of such Take Over subject to Exchange escrow and vesting requirements.

4.03 For purposes oft his Agreement .a take over of the control of Corporation shall be evidenced by the acquisition by any person, or by any person and its associates, whether directly or indirectly, of common shares of the Corporation that, when added to all other common shares at the time held by such person and its affiliates, totals for the first time more than 50% of the outstanding common shares of the Corporation.

5.0 DUTIES OF THE EMPLOYEE

5.01 During the term of this Agreement, the Employee shall engage in a work commitment which constitutes 12(twelve) days per calendar month where upon such commitment involves the Employee’s attention, talents, experience, and capabilities are focused on the business of the Corporation and further, Employee shall undertake such tasks as are ordinarily undertaken by a person in a similar position at a similar company to the Corporation. EXCEPT AS OTHERWISE PERMITTED IN THIS ARTICLE (SECTION 5.04) OR WITHOUT THE PRIOR CONSENT OF THE BOARD OF DIRECTORS, the Employee shall not, during the term of this Agreement, directly or in directly engage in any business which is in direct competition with that of the Corporation or its associates or affiliates or accept employment with any other company, firm or individual, whether a competitor or otherwise, or take any other action in consistent with the fiduciary relationship of a President and COO to his corporation.

5.02 Notwithstanding the above, the Employee may serve, with or without compensation, on the boards of such companies or corporations, or on such industry associations or on such government or other public boards or committees (domestic or international) as the Employee may determine is reasonable for the circumstances, subject to the approval of the Board, such approval not to be unreasonably with held, provided that the goals and objectives of such boards or committees do not, in the opinion of the Board, present a conflict of interest with respect for the Corporation.

5.03 In the event that the Corporation becomes involved in any legal action relating to events which occur during the Employee’s employment under this Agreement and about which the Employee has knowledge, the Employee will cooperate with the Corporation to the fullest extent possible in the preparation, prosecution, or defense of the Corporation’s case.

5.04 The Corporation AGREES, ACKNOWLEDGES AND ACCEPTS that the Employee IS PERMITTED TO continue working WITH BY AND ON certain companies and projects for which the context of and identity of have been disclosed to the Corporation and appear in Schedule “A”-Reserved Prior Commitments and which may, at the request of the CEO be further defined in writing to the Corporation by Employee within 30(thirty) days following the date of execution of this agreement and from time-to-time as requested by the CEO during the Term of this Agreement with respect to changes in the companies and projects identified at time of this engagement. The intention and spirit of this Article is to provide the Employee with the flexibility to continue a direct working involvement with existing business activities, identified to the Corporation, provided that the Reserved Prior Commitments do not present a conflict of interest with respect to the business activities of the Corporation.

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5.05 In addition to the duties of the Employee provided in Article 5.01.5.02 and 5.03, it is the Corporation’s intent to add the Employee to the Corporation’s Board of Directors. This intention will be pursued with the upcoming restructuring of the Corporation’s Board to add additional industry expertise to the Board of Directors.

6.0 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

6.01 The Employee agrees that during engagement under this Agreement and for one(1) year after termination of such engagement assuming the Corporation has met and fulfilled all of its obligations under this Agreement, the Employee will not, without express written consent of the Corporation, divulge or use confidential business information or trade secrets obtained by the Employee in the course of engagement with the Corporation, directly or indirectly, for the Employee’s own benefit or for the benefit of any other person, firm, business, corporation, or entity, except in accordance with this Agreement or with the written permission of the Corporation.

7.0 NON-HIRING

7.01 The Employee agrees that during engagement under this Agreement and for a period of one(1) year after the termination of such engagement assuming the Corporation has met or fulfilled all of its obligations under this Agreement, he will not, without the express written consent of the Corporation, personally or on behalf of any other person, business, corporation, or entity, directly or indirectly, make any effort to induce any employee of the Corporation to leave his or her employment with the Corporation.

8.0 RETURN OF DOCUMENTS

8.01 The Employee acknowledges that all originals and copies of records, reports, documents, lists, memoranda, notes, and other documentation related to the business of the Corporation or containing any business information of the Corporation (whether developed or prepared by the Corporation or others) shall be the sole and exclusive property of the Corporation and shall be returned to the Corporation upon the termination of engagement under this Agreement for any reason what so ever or up on the written request of the Corporation. The Employee shall not take with him any documents or data of any kind or any reproductions in whole or in part of such documents or of the information contained in such documents.

9.0 BUSINESS OPPORTUNITIES

9.01 The listing of defined projects disclosed in writing to the Corporation in Section 5.04 (reference Reserved Prior Commitments) are excluded from this Business Opportunity disclosure requirement for the Employee. Consequently, as provided by direct reference in Article 5.04 and as stipulated in Schedule “A” -Reserved Prior Commitments, the Employee agrees to communicate to the Corporation all business opportunities, inventions and improvements in the nature of the business of the Corporation which, while his employment continues, he may conceive, make or discover, become aware of, directly or indirectly, or have presented to him in any manner, that relate in any way to the type of business of the Corporation, either as it is now or as it may develop, and such business opportunities, inventions and improvements shall become the exclusive property of the Corporation without any obligation on the part of the Corporation to make any payment therefore in addition to the salary and benefits described here in to the Employee. Notwithstanding the above requirement for fully divulging business opportunities to the Corporation, it is hereby agreed that if the Corporation elects not to pursue a business opportunity for whatever reason and Employee wishes to pursue such opportunity, Board permission for Employee to pursue such opportunity shall not be unreasonably with held.

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10.0 SUCCESSORS OR ASSIGNS

10.01 The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors or assigns of the Corporation.

11.0 MISCELLANEOUS

11.01 This Agreement and the employment of the Employee shall be governed, interpreted, construed and enforced according to the laws of the State of Colorado.

11.02 Then on disclosure, non - solicitation and non - hiring covenants of this Agreement contained in Sections 6.0 and 7.0 are severable, and if any clause or clauses are found to be unenforceable as written, the Agreement and its remaining covenants shall not fail but shall be construed and enforced as stated in the Agreement. The parties agree that no covenant of this Agreement shall be in validated because of over - breadth in so far as the parties acknowledge that the scope of the covenants contained herein is reasonable and necessary to protect the Corporation and are not unduly restrictive of the Employee. Should a court determine not to enforce any covenant of this Agreement due to over - breadth, then the parties agree that said covenant shall been forced to the extent reasonable, with the court to make any necessary revisions to said covenant to permit its enforcement. whether such revisions be in time, territory, or scope of prohibited activities.

11.03 This Agreement and the completion of the obligation of the parties contained herein, including but not limited to the granting of Stock Options or other stock awards, is subject to the approval of any other regulatory body having jurisdiction. The Stock Options and awards will be issued only in compliance with all applicable securities laws.

11.04 This Agreement shall inure to the benefit of and been force able by the Employee’s legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. If the Employee should die while any amounts are still pay able to him here under, all such amounts, unless otherwise provided here in, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees or, if there be no such designee, to his estate.

11.05 This Agreement represents the entire Agreement between the Employee and the Corporation concerning the subject matter here of and supersedes any previous oral or written communications, representations, understandings or agreements with the Corporation or any officer or agent thereof.

11.06 Any notice, acceptance or other document required or permitted here under shall be considered and deemed to have been duly given if delivered by hand or mailed by postage (Special Delivery) prepaid and addressed as follows:

To the Employee:

Terrence R. Manning

P.O. Box 6968

Kingwood, Texas 77325-6968 USA

To the Corporation:

Three Forks, Inc.

555 Eldorado Blvd, Suite 100

Broomfield, Colorado 80021

Attn: CEO

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Or to such other address as any party may specify in writing to the other and shall be deemed to have been received, if delivered, on the date of delivery and if mailed as aforesaid, then on the second business day following the date of mailing thereof provided that if there shall be, at the time of mailing or within two business days thereof, a strike, slowdown or other labor dispute which might affect delivery of notice by the mails then the notice shall only be effective if actually delivered.

11.07 The waiver by the Employee or by the Corporation of a breach of any provision of this Agreement shall not operate or be construed as a waiver or any subsequent breach by the Corporation or by the Employee.

11.08 Time shall be of the essence of this Agreement.

11.09 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.10 The obligations of each party under this Agreement, other than the obligations to make payments of money and provide other benefits and perquisites (including but not limited to the vesting of stock options or stock awards) to Employee as provided in this Agreement, shall be excused or suspended while such party is prevented or hindered from complying there with, in whole or in part, by Force Majeure. In the event Force Majeure causes a suspension of the obligations of any party as aforesaid, such party shall give notice there of as soon as reasonably possible to the other party stating the date and extent of such suspension, whether in whole or in part, and the nature of the Force Majeure. Any party whose obligations have been suspended as aforesaid shall take all reasonable steps to remove the Force Majeure situation and shall resume the performances of such obligations as soon as reasonably possible after the removal of the Force Majeure and shall so notify the other party.

11.11 Corporation shall indemnify, defend, and hold harmless Employee, his heirs, assigns and personal representatives, from and against any and all loss, cost, damage, liability or expense, relating to, resulting from or arising out of Employee’s performance of services here under, except to the extent that such loss, cost, damage, liability or expense results from the gross negligence or willful misconduct of Employee. Notwithstanding Employee’s right to receive his salary, benefits and out of pocket expenses while performing his duties for the Corporation, Employee shall indemnify, defend, and hold harmless Corporation, its subsidiaries, associates, and affiliates, and the irrespective officers, directors and executives, from and against any and all loss, costs, damage, liability or expense, sustained by Employee, resulting from or arising out of Corporation’s performance here under, except to the extent that such loss, cost, damage, liability or expenses results from the gross negligence or willful misconduct of Corporation. Neither Corporation nor Employee shall be liable to the other for any of its incidental or consequential damages (including without limitation, lost profits). Neither of them shall assert any such claim against the other or its subsidiaries or affiliates, or the irrespective directors or employees, or its heirs, assigns or personal representatives.

12.0 ENFORCEMENT

12.01 Both the Employee and the Corporation recognize and agree that in the event of a breach or threatened breach of then on disclosure, non - competition, or non - hiring covenants of this Agreement, irreparable harm might result to the Corporation and its business. Therefore, the parties agree that if the Corporation has met and fulfilled all of its obligations under this Agreement and in such event of breach or threatened breach, the Corporation shall be entitled to an injunction to restrain actual or potential violation of the non disclosure, non - solicitation, and non - hiring covenants of this Agreement in addition to all other remedies, damages, or legal relief available to the Corporation.

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12.02 The Employee represents and admits that his or her consider able business talents, past experience, and proven cap abilities are such that the Employee can obtain employment in some other business and the Corporation acknowledges that enforcement of this Agreement by way of injunction is not intended to and will not prevent the Employee from earning a livelihood. For enforcement purposes, the non - disclosure, non - solicitation, and non - hiring covenants of this Agreement shall be construed as obligation independent of any other obligations between the parties, and the existence of any claim or cause of action by the Employee against the Corporation shall not constitute a defense to the enforcement by the Corporation by way of injunction of the non disclosure, non - solicitation, and non - hiring covenants of this Agreement. This clause is relevant and enforce able only if and when Corporation has met and fulfilled all of its obligations under this Agreement.

13.0 AGREEMENT VOLUNTARY AND EQUITABLE

13.01 The Corporation and the Employee further acknowledge and declare that they each have carefully considered and understand the terms of employment contained in this Agreement including, but without limiting the generality of the fore going, the Employee’s rights up on termination and the restrictions on the Employee after termination, and acknowledge and agree that the said terms of employment and rights and restrictions upon termination are mutually fair and equitable, and that they executed this Agreement voluntarily and of their own free will.

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IN WITNESS WHERE OF the Corporation has caused this Agreement to be executed by its duly authorized officers on its behalf and the Employee has here unto executed this Agreement as of the day and year first above written.

THREE FORKS, INC.

Per: /s/ W. Edward Nichols

Authorized Signatory

W. Edward Nichols

Name

SIGNED AND DELIVERED

BY Terrence R. Manning in the presence of:

_____________________________________

Name	/s/ Terrence R. Manning

_____________________________________

Address

_____________________________________

City

_____________________________________

Occupation

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SCHEDULE “A” - RESERVED PRIOR COMMITMENTS

The intention and spirit of this SCHEDULE “A” is to provide the Employee with the flexibility to continue having a direct working involvement with existing business activities as specifically provided herein, solon gas Employee’s activities outlined here under do not directly present a conflict with the goals and objective soft he Corporation. In this context, the CORPORATION AGREES, ACKNOWLEDGES AND ACCEPTS THAT EMPLOYEE IS ACO - OWNER OF MAGNUM ENERGY PARTNERS AND THE AFFILIATE COMPANIES DIRECTLY CONTROLLED THERE BY. THE EMPLOYEE IS PERMITTED TO, DIRECTLY OR INDIRECTLY, INDIVIDUALLY OR THROUGH MAGNUM ENERGY PARTNERS OR ONE OR MORE AFFILIATES, OWN, ENGAGE IN, MANAGE, OPERATE, JOIN, ADVISE, BE EMPLOYED BY, CONSULT FOR, CONTROL, OR WORK IN THE BUSINESS OF ACQUIRING, MANAGING, DISPOSING OF OR OTHERWISE DEALING WITH OIL AND GAS LEASES AND/OR EXPLORING FOR OIL AND GAS, EXPLOITING AND DEVELOPING OIL AND GAS ASSETS AND/OR OPERATING OIL AND GAS ASSETS. THE EMPLOYEE MAY, AT HIS SOLE ELECTION MAKE THE CORPORATION AWARE OF POTENTIAL OPPORTUNITIES WHICH ARISE AS A RESULT OF THE WORK EFFORTS DEDICATED TOWARD MAGNUM ENERGY PARTNERS AND ITS AFFILIATES.

Further to Reserved Prior Commitments (noted above) and with respect to these same Reserved Prior Commitments, the following provisions also apply:

(i)	Terrence R. Manning may own up to ten percent (10%) of the outstanding shares of any one or more private companies or publicly traded companies engaged in acquiring, managing, disposing of or otherwise dealing with oil and gas leases as well as exploring for oil and gas, exploiting and developing oil and gas assets and/or operating oil and gas assets, here in after referred to as the ” Oil and Gas Business”; and

(ii)	Terrence R. Manning shall be entitled, without limitation, to receive compensation for such services in form of salary, stipends, retainers, ownership interests of any kind from such Oil and Gas Businesses noted here in; and

(iii)	In the due course and conduct of his efforts to manage, operate, join, advise, be employed by, consult for, control, or work for businesses engaged in the Oil and Gas Business, Terrence R. Manning is entitled to raise capital and/or organize financing for such business for the purposes of effecting the execution of programs of such Oil and Gas Businesses noted here in.

The specific projects noted below are currently being engaged or are in the engagement process by Magnum Energy Partners and/or it affiliate companies:

(I)	Flippen Carbonate Development - Eastern Shelf of Midl and Basin (Abilene Area, Texas)
(II)	Tannehill Sand Exploration – Eastern Shelf of Midland Basin (Abilene Area, Texas)\
(III)	Kuparuk “C” Sand Development - North Slope, Alaska
(IV)	Buda Limestone Exploitation - Atascosa, Wilson, Karnes, Dewitt, McMullen, LaSalle, Frio Counties, Texas
(V)	Eagle Ford Shale Exploitation - Atascosa, Wilson, Karnes, Dewitt, McMullen, LaSalle,

Frio Counties, Texas

(VI)	Middle & Lower Cretaceous - Atascosa, Wilson, Karnes, Dewitt, McMullen, LaSalle, Frio Counties, Texas

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